EXHIBIT 99.1

Edward Jones Announces Record Results for Full-year 2013

The Jones Financial Companies, L.L.L.P., including its principal operating subsidiary, Edward D. Jones & Co., L.P. (collectively “Edward Jones”), is pleased to announce its full-year 2013 results.

The firm achieved record results for number of financial advisors, assets under care, net revenue and net income before allocations to partners. Edward Jones’ success is the direct result of striving to understand clients’ financial needs, identify financial goals and provide tailored investment solutions with exceptional client service. The firm is growing its number of financial advisors and its ability to help more serious, long-term individual investors achieve their financial goals.

Edward Jones ended 2013 with 13,158 financial advisors, up 695 from 2012. These financial advisors attracted $48 billion in net new assets to the firm in 2013, a 50% increase over 2012. Edward Jones ended the year with a record $787 billion of client assets under care, $118 billion more than 2012.

Net revenue in 2013 was $5.66 billion, 14% higher ($690 million) than $4.97 billion last year. Net revenue growth was the result of increases in both trade and fee revenue. Trade revenue increased $190 million (8%) to $2.44 billion in 2013, from $2.25 billion in 2012, which is attributed to a 10% increase in client activity. Fee revenue increased $470 million (18%) to $3.09 billion from $2.62 billion in 2012. The main drivers of the increase in fee revenue are the continued investment of client assets into advisory programs, which is an attractive solution to clients’ financial needs, and an increase in equity markets. Net income before allocations to partners for 2013 was a record $674 million, a 21% increase over 2012.

	2013	2012	Change	% Change
Financial Advisors (at year end)	13,158	12,463	695	6%
Client Assets Under Care (at year end, in billions)	$787	$669	$118	18%
Net New Assets (in billions)	$48	$32	$16	50%

(in billions)	2013	2012	$ Change	% Change
Net Revenue
Trade Revenue	$2.44	$2.25	$0.19	8%
Fee Revenue	3.09	2.62	0.47	18%
Other Revenue, net	0.13	0.10	0.03	30%

Total Net Revenue	$5.66	$4.97	$0.69	14%

Net Income Before Allocations to Partners (in millions)	$674	$555	$119	21%